Exhibit 4.4

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              ARCH PETROLEUM INC.

                        (Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware)


            The undersigned, duly authorized officers of Arch Petroleum Inc., a Delaware corporation (the "Corporation"), do hereby certify that:

            FIRST:  The name of the Corporation is Arch Petroleum
Inc.

            SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") be, and it hereby is, amended and restated to read in its entirety as follows:

            "The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Fifty-One Million (51,000,000) shares. All such shares shall be nonassessable after the subscription price or par value thereof is paid to the Corporation. The authorized shares are classified as follows: (i) Fifty Million (50,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"); and (ii) One Million (1,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

Other than as set forth above, Article FOURTH of the Certificate of Incorporation and all other Articles thereto shall be unaffected by the foregoing amendment.

            THIRD: The aforementioned amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"). A special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.




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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officers of the Corporation as of this 8th day of February, 1995.

                                    ARCH PETROLEUM INC.


                                    By:     /s/ LARRY KALAS
                                        ---------------------------
                                    Name:  Larry Kalas
                                    Title:  President

ATTEST:


By:   /s/ FRED CANTU
     -----------------------------
Name:  Fred Cantu
Title:  Assistant Secretary



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